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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN WOODMARK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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3102 Shawnee Drive

Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF

AMERICAN WOODMARK CORPORATION:

The Annual Meeting of Shareholders (“Annual Meeting”) of American Woodmark Corporation (the “Company”) will be held at the Holiday Inn, 333 Front Royal Pike, Winchester, Virginia, on Thursday, August 27, 2009, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect as directors the eight nominees listed in the attached proxy statement to serve a one-year term on the Company’s Board of Directors,

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2010,

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record of shares of the Company’s common stock at the close of business on June 19, 2009, will be entitled to vote at the Annual Meeting or any adjournments thereof.

Regardless of whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy, including signature and date, and promptly return it in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 1, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDERS MEETING TO BE HELD ON AUGUST 27, 2009.

The notice of annual meeting, proxy statement and Annual Report to Shareholders are available at:

http://investor.shareholder.com/amwd/sec.cfm

Pursuant to new rules promulgated by the Securities and Exchange Commission, (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, 2009 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. In accordance with the new SEC rules, the materials on the web site are searchable, readable and printable, and the web site does not have “cookies” or other tracking devices which identify visitors.

AMERICAN WOODMARK CORPORATION

3102 Shawnee Drive

Winchester, Virginia 22601

Proxy Statement

Voting Rights, Procedures and Solicitation

Proxy Solicitation

This Proxy Statement, mailed to shareholders of American Woodmark Corporation (the “Company”) on or about July 1, 2009, is furnished in connection with the solicitation of proxies by the Company’s Board of Directors in the accompanying form for use at the Annual Meeting of Shareholders (“the Annual Meeting”) to be held on August 27, 2009, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2009, is being mailed to you with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company’s officers and other employees, without additional compensation, may solicit proxies by telephone, facsimile, and personal interview. The Company will bear the cost of all solicitation. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the Company’s common stock held as of the record date by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Record Date and Voting Rights

On June 19, 2009, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 14,110,919 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the holder to one vote.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy,

•	duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares, or

•	attending the Annual Meeting and voting in person.

Votes will be tabulated by one or more inspectors of election. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the ratification of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2010, unless otherwise specified by the shareholder.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

The Company’s bylaws require that, in uncontested elections, each director receive a majority of the votes cast with respect to that director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Actions on all other matters to come before the meeting will be approved if the votes cast “for” the action exceed the votes cast “against” it. Abstentions and Broker Shares are not considered votes cast and, therefore, will have no effect on the outcome of the election of directors or any other matter.

Participants in the American Woodmark Corporation Investment Savings Stock Ownership Plan will receive a proxy packet from the Company’s transfer agent and registrar, Registrar and Transfer Company,

enabling them to vote the shares of the Company’s common stock held in their plan accounts. The Newport Group, the Plan’s administrator, will determine the number of shares owned by each participant and communicate that information to the transfer agent. Each participant’s voting instructions must be properly executed and returned in the envelope provided to be voted. If a participant does not return an executed proxy, then the shares held in the participant’s account will not be voted.

ITEM 1—ELECTION OF DIRECTORS

The Board is currently comprised of ten members. As previously disclosed, Directors James J. Gosa and G. Thomas McKane will not stand for reelection at the Annual Meeting and will step down from the Board when their terms end immediately prior to the Annual Meeting. Simultaneously with Mr. Gosa’s and Mr. McKane’s departure from the Board, the size of the Board of Directors will be reduced by two to a total of eight directors.

The Company has nominated eight persons for election as directors, each of whom presently serves as a director of the Company. Unless otherwise specified, the enclosed proxy will be voted for the persons named below to serve until the next annual meeting and until their successors are elected and qualified. Each of the nominees listed below is presently a director of the Company and, with the exception of Mr. Andrew B. Cogan, was elected by shareholders at the last Annual Meeting for a term expiring at the upcoming Annual Meeting. Mr. Cogan was appointed to serve as a director of the Company by the Board effective March 3, 2009.

Although the Company anticipates all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate. Each nominee has consented to serve as a Director, if elected.

If shareholders do not elect a nominee who is serving as a director, Virginia law provides that the director would continue to serve on the Board as a “holdover director.” Under our bylaws, each incumbent director submits an advance, contingent, irrevocable resignation that the Board may accept if shareholders do not elect the director at the Annual Meeting. In that situation, the Board’s Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would act on the Committee’s recommendation and publicly disclose its decision and, if applicable, the rationale for rejecting the resignation within 90 days after the date that the election results were certified.

Information Regarding Nominees

The names and ages of the Company’s nominees, their principal occupations or employment and other information regarding each nominee are set forth below.

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
William F. Brandt, Jr.	63	Retired; Company Chairman and Chief Executive Officer from 1996 to August 2004	1980

Martha M. Dally	58	Retired; Vice President Customer Development, Sara Lee Corporation (a public company and manufacturer and marketer of consumer products) from June 2005 to June 2006; Chief Customer Officer, Sara Lee Corporation from June 2003 to July 2005; Senior Vice President Business Development, Sara Lee Apparel, Europe from May 2002 to June 2003	1995

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
Kent B. Guichard	53	Company President and Chief Executive Officer from August 2007 to present (Mr. Guichard will become Chairman effective upon the date of the Annual Meeting); Company President and Chief Operating Officer from August 2006 to August 2007; Company Executive Vice President and Chief Operating Officer from September 2005 to August 2006; Company Executive Vice President from May 2004 to September 2005; Company Senior Vice President and Chief Financial Officer from 1999 to April 2004; Company Corporate Secretary from 1997 to February 2005	1997

Kent J. Hussey	63	Chief Executive Officer, Spectrum Brands, Inc. (a manufacturer of consumer products) from May 2007 to present; Vice Chairman, Spectrum Brands, Inc. from January 2007 to May 2007; President and Chief Operating Officer, Spectrum Brands, Inc. from August 2002 to December 2006; Director, Spectrum Brands, Inc. from October 1996 to present. Spectrum Brands filed for bankruptcy protection on February 3, 2009	1999

James G. Davis, Jr.	50	President and Chief Executive Officer, James G. Davis Construction Corporation (a private commercial general contractor) from June 1979 to present; Director, Provident Bankshares Corporation (a public company and financial institution) from October 2006 to present	2002

Daniel T. Hendrix	54	President and Chief Executive Officer, Interface, Inc. (a public company and manufacturer of industrial carpet products) from July 2001 to present; Director, Interface, Inc. from October 1996 to present; Director, Global Imaging Systems, Inc. (a public technology service company) from January 2003 to May 2007	2005

Carol B. Moerdyk	59	Retired; Senior Vice President, International, OfficeMax Incorporated (a public company and office products retailer, formerly Boise Cascade) from August 2004 to September 2007; Senior Vice President, Administration, OfficeMax Incorporated from December 2003 to August 2004; Director, Libbey Inc. (a public company and manufacturer of tableware) from 1998 to present	2005

Andrew B. Cogan	46	Director, Knoll, Inc. (a public company and manufacturer of furnishings, textiles and fine leathers) from February 1996 to present; Chief Executive Officer, Knoll, Inc., from April 2001 to present; Chief Operating Officer, Knoll, Inc., from 1999 to April 2001; Director, Chinati Foundation (a private foundation that supports the Chinati contemporary art museum)	2009

Mr. James J. Gosa, who has been a director since 1995, and Mr. G. Thomas McKane, who has been a director since 2003, will both retire from the Board when their current terms end immediately prior to the 2009 Annual Meeting.

CORPORATE GOVERNANCE

Codes of Business Conduct and Ethics

Code of Business Conduct and Ethics. The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of American Woodmark Corporation. This code sets forth important company policies and procedures in conducting the Company’s business in a legal, ethical, and responsible manner. The Code of Business Conduct and Ethics also encompasses policies addressing employee conduct, conflicts of interest, insider trading and the protection of confidential information, and requires all employees to respect and obey all applicable laws and regulations when conducting the Company’s business.

Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers. The Board has also adopted an additional Code of Business Conduct and Ethics for the Chief Executive Officer and all Senior Financial Officers, including the Chief Financial Officer, Treasurer, and Controller. This code sets forth company policies and procedures for ensuring that disclosures in the Company’s financial reports and documents that the Company files or furnishes to the SEC and in other public communications are full, fair, accurate, timely, and understandable. Additionally, the Chief Executive Officer and Senior Financial Officers are required to report to the Audit Committee any material information that affects financial disclosures, significant deficiencies concerning internal controls, fraud, violations of the Company’s Code of Business Conduct and Ethics, and violations of securities or other laws or rules and regulations applicable to the operation of the business.

Both of these codes can be found on the Company’s web site at www.americanwoodmark.com. Any amendments to, or waivers from any code provisions that apply to the Company’s directors or executive officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and Treasurer, will be promptly posted on the Company’s web site. No amendments or waivers were requested or granted during the year ended April 30, 2009.

Director Independence

The Board of Directors of American Woodmark Corporation is composed of a majority of directors who are independent directors as defined under the NASDAQ Marketplace Rules. The Company’s Audit Committee members have additional independence requirements pursuant to the NASDAQ Marketplace Rules and SEC rules.

To be independent under the NASDAQ Marketplace Rules, the Board must determine that a director has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Marketplace Rules specify certain persons who cannot be considered independent. The Board reviews the independence of all directors at least annually.

Based upon this review, the Board affirmatively determined that seven of its ten directors are independent as defined by the NASDAQ Marketplace Rules. The independent directors are: Ms. Dally, Mr. Davis, Mr. Hendrix, Mr. Hussey, Mr. McKane, Ms. Moerdyk, and Mr. Cogan, each of whom except for Mr. McKane is standing for election at the Annual Meeting. In addition, all of the members presiding on the Audit Committee, Compensation Committee, and the Nominating and Governance Committee are independent. The members of the Audit Committee meet the additional independence requirements applicable to them under the NASDAQ Marketplace Rules and SEC rules.

Communicating Concerns to the Board of Directors

The Audit Committee and the non-management directors have established procedures to enable shareholders or any employee who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the non-management directors, or to the Audit Committee. Such communications may be confidential or anonymous. Such communications may be submitted in writing by sending a self-addressed, stamped letter to:

Audit Committee

c/o Corporate Secretary

American Woodmark Corporation

3102 Shawnee Drive

Winchester, Virginia 22601

The Corporate Secretary will review all such written correspondence and forward to the Audit Committee a summary of all correspondence received. The Committee will review this information and determine a course of action as appropriate based on the information received.

The Committee reviews and regularly provides the Board of Directors with a summary of the communications received from shareholders and employees and the actions taken or recommended to be taken if an action requires approval of the full Board as a result of such communications. Directors may, at any time, review a log of all correspondence received by the Company which is addressed to members of the Board and may request copies of any such correspondence.

Board of Directors and Committees

The Company’s Board of Directors presently consists of ten directors. The Board held five meetings during the fiscal year ended April 30, 2009. All of the directors attended at least 75 percent of the total number of board meetings and meetings of all committees of the Board held during periods when they were members of the Board or such committees. The Board of Directors believes that attendance at American Woodmark Corporation’s Annual Meeting of Shareholders demonstrates a commitment to the Company, responsibility and accountability to the shareholders, and support of management and employees. Therefore, it is a policy of the Board that all members attend the Annual Meeting of Shareholders. All members of the Board, with the exception of one, attended last year’s Annual Meeting of Shareholders.

The Company’s independent directors meet in regularly scheduled executive sessions at each of the Company’s physical board meetings, to discuss a variety of matters, including the Company’s performance, status of operations, management succession, and the compensation of the Chief Executive Officer.

The Company’s bylaws specifically provide for an Audit Committee, Compensation Committee, and a Nominating and Governance Committee, each of which must be composed solely of independent directors. The Board has appointed individuals from among its independent members to serve on these three committees. Each committee operates under a written charter adopted by the Board, as amended from time to time. On an annual basis, each Committee reviews and reassesses the adequacy of its Committee Charter. Committees meet quarterly and hold special meetings as necessary. These committees report regularly to the Board of Directors with respect to the fulfillment of responsibilities and duties as outlined in their respective charters. These charters can be found on the Company’s web site at www.americanwoodmark.com.

Audit Committee

The Audit Committee consists of Ms. Moerdyk, who chairs the Committee, Mr. McKane, Mr. Davis and Mr. Hussey. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules and SEC rules. The Board of Directors has determined that all of the current members of the Audit Committee are “audit committee financial experts” as defined under SEC rules.

Purpose and Duties. The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the Company’s independent registered public accounting firm, the performance of the internal audit function and independent registered public accounting firm, and the adequacy and competency of the Company’s finance and accounting staff.

The Audit Committee’s duties include but are not limited to: (1) selecting and overseeing the performance of the Company’s independent registered public accounting firm, (2) reviewing the scope of the audits to be conducted by them, as well as the results of their audits, (3) overseeing the Company’s financial reporting activities, including the Company’s annual report, and the accounting standards and principles that are followed; (4) approving audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm, (5) reviewing the organization and scope of the Company’s internal audit function and internal controls, (6) reviewing, approving, and ratifying transactions with related persons required to be disclosed under SEC rules, and (7) conducting other reviews relating to compliance by employees with company policies and applicable laws.

The Audit Committee met five times during fiscal year 2009. The Audit Committee is governed by a written charter approved by the Board of Directors, which can be viewed on the Company’s web site at www.americanwoodmark.com. The Report of the Audit Committee is contained on page 27.

Compensation Committee

The Compensation Committee is composed of Mr. Hendrix, who chairs the Committee, Ms. Dally and Mr. Cogan. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules.

Purpose and Duties. The Compensation Committee is primarily concerned with designing and managing competitive compensation programs to facilitate the attraction and retention of talented senior executives and directors. The activities of this Committee include reviewing, evaluating, and approving senior executive compensation plans and evaluating and recommending director compensation plans for approval by the Board. The Committee also provides oversight for all of the Company’s employee benefit plans. The Committee delegates certain aspects of implementation and day-to-day management of compensation administration to officers of the Company.

The Compensation Committee’s duties include but are not limited to: (1) reviewing, evaluating, and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, (2) evaluating the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, (3) determining and approving the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation, (4) evaluation and determination of the compensation of the Company’s senior executives, and (5) oversight of the compensation and benefit plans, policies, and programs of the Company.

The Compensation Committee determines the Chief Executive Officer’s compensation after reviewing his performance with the independent directors of the Board and without members of Management or the non-independent directors being present, and shares this information with the full Board. The Compensation Committee determines the compensation of the other senior executives after considering the recommendation from the Chief Executive Officer. The Compensation Committee does not delegate its authority with regard to executive compensation decisions.

The Compensation Committee administers and approves awards granted under the Company’s 1996 and 1999 Stock Option Plans for Employees, the Amended and Restated 2004 Stock Incentive Plan for Employees, and the Company’s Shareholder Value Plan for Employees.

The Compensation Committee met four times during fiscal year 2009. The Compensation Committee’s charter can be viewed on the Company’s web site at www.americanwoodmark.com. Additional information on the Company’s philosophy and policies pertaining to executive compensation are addressed in the Compensation Discussion & Analysis included in this document. The Report of the Compensation Committee is contained on page 24.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of Ms. Dally, who chairs the Committee, Ms. Moerdyk, and Mr. McKane. All members have been determined by the Board of Directors to be “independent” as defined under the NASDAQ Marketplace Rules.

Purpose and Duties. The Nominating and Governance Committee is responsible for identifying and recommending to the Board new director nominees for the Board, recommending directors for appointment to committees and chairs, and ensuring that the size, composition, and practices of the Board best serve the Company and its shareholders. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates.

In evaluating candidates for election to the Board, the Nominating and Governance Committee will assess the candidate’s character and professional ethics, judgment, business experience, independence, understanding of the Company’s or other related industries, and other factors deemed pertinent in light of the current needs of the Board. Specific qualities and skills established by the Committee for directors, which are included in the Nominating and Governance Committee Charter, include:

•	Each candidate will be recommended without regard to gender, race, age religion or national origin;

•	Each candidate must be an individual that has consistently demonstrated the highest character and integrity;

•	Each candidate must have demonstrated professional and managerial proficiency, an openness to new and unfamiliar experiences and the ability to work in a team environment;

•	Each candidate must be free of any conflicts of interest which would violate applicable law or regulation or interfere with the proper performance of the responsibilities of a Director;

•	Each candidate should possess substantial and significant experience which would be of particular relevance to the Company and its shareholders in the performance of the duties of a Director; and

•	Each candidate must demonstrate commitment to the responsibilities of being a Director, including the investment of the time, energy and focus required to carry out the duties of a Director.

The Nominating and Governance Committee’s responsibilities also include, but are not limited to: (1) regular assessment of the effectiveness of the Board; (2) annual performance reviews of each Director; 3) determining whether any director conflicts of interest exist; (4) reviewing any director related party transactions; and (5) periodically reviewing the Company’s corporate governance policies. The Committee met six times during fiscal year 2009. The Committee’s charter can be viewed on the Company’s web site at www.americanwoodmark.com.

Procedures for Shareholder Recommendations of Director Nominees

The Nominating and Governance Committee will consider a director candidate recommended by a shareholder for the 2010 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company in accordance with the Company’s bylaws and is received in the Company’s principal executive offices on or before April 29, 2010. The recommendation must include a description of the candidate’s qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the recommendation;

•

a representation that the shareholder is, and will remain, a record holder of the Company’s common stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

•

A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•

Information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, if the candidate were to be nominated by the Board of Directors;

•	Information regarding the director candidate’s independence as defined by applicable NASDAQ listing standards; and

•	The consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Governance Committee may subsequently request additional information regarding the candidate or the shareholder making the recommendation. Recommendations by shareholders made in accordance with these procedures will receive due consideration by the Nominating and Governance Committee. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

The Nominating and Governance Committee also considers candidates recommended by current members of the Board of Directors and members of management. From time to time, the Committee may engage an independent firm to assist in identifying potential candidates. The Committee engaged an independent executive search firm for this purpose during fiscal year 2009. The Committee evaluates all candidates in the same manner regardless of the source of the recommendation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Program Goal

The goal of the Company’s compensation program, as administered by the Compensation Committee, is to facilitate the creation of long-term value for its shareholders by attracting, motivating, and retaining qualified senior management. To this end, the Company has designed and administered the Company’s compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Company’s compensation program provides significant, but appropriate, rewards for outstanding performance, as well as clear financial consequences for underperformance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and Company performance. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

Key Considerations in Setting Pay

The following is a summary of the key considerations affecting the determination of compensation by the Compensation Committee for the Company’s named executive officers, who are identified in the Summary Compensation Table on page 15.

Performance-based Compensation. Every employee in the Company has an opportunity to earn a bonus, most of which is based upon the Company’s attainment of its targeted net income level and other operational performance goals. Bonuses are only payable to employees if the Company earns net income in excess of a targeted amount during its fiscal year. The majority of the targeted total compensation for the Company’s named executive officers is performance-based, to achieve alignment with shareholder interests. The Company strives to establish challenging company-wide targets that are appropriate given the expected level of improvement, as well as current and anticipated market conditions.

Balance of Future Pay Opportunity versus Current Pay Opportunity. The Compensation Committee strives to provide an optimal balance between current and long-term compensation, and cash versus equity compensation for the Company’s executive officers. Current compensation is paid in cash in the form of a base salary and an annual bonus, primarily as a reward for recent performance, while long-term compensation is primarily equity-based, to encourage the Company’s executive officers to deliver excellent results over a longer period of time and to serve as a retention tool. The Compensation Committee has targeted the mix of performance-based compensation for the Company’s senior executive officers to be an equal amount of current year bonus and long-term compensation.

Providing shareholders with a high level of return on their investment is an important objective of the Company, the Board, and the Compensation Committee. As a result, total return to shareholders factors prominently in the Compensation Committee’s decisions about the type and amount of long-term compensation paid to the Company’s executive officers.

Discretionary Nature of Compensation Programs. The Compensation Committee does not use formulas in determining the amount and mix of compensation to be paid to the Company’s executives. The Compensation Committee believes that using only quantitative performance measures would not create the appropriate balance of incentives to build long-term shareholder value. The Compensation Committee uses a broad range of quantitative and qualitative factors to determine compensation. Quantitative factors are determined annually based upon the Company’s overall goals and objectives. In general, qualitative factors include the executives’ ability to lead the Company’s attainment of it’s CITE principles of customer satisfaction, integrity, teamwork and excellence. Additional qualitative factors considered by the Compensation Committee include the executives’ contribution to achieving the Company’s overall vision, the evaluation of the executives’ performance against their stated objectives, their experience, skill sets and the breadth, and scope of their responsibilities.

Significance of Company Results. The Compensation Committee believes that the named executive officers’ contributions to the Company’s overall performance as part of the Company Leadership Team are more important than the performance of each executive’s individual function. Accordingly, all of the annual bonus opportunity for Messrs. Guichard and Gosa and 70 percent of the annual bonus opportunity for Messrs. Wolk and Dunston is dependent upon the Company’s performance in relation to its net income goal. The remainder of the annual cash bonus opportunity for Messrs. Wolk and Dunston is based upon the achievement of their respective organizational and individual goals.

Use of Compensation Consultants and Peer Group Data. The Company, at the direction of the Compensation Committee, retains an independent compensation consultant every three to four years to assist the Committee by collecting compensation data regarding peer group companies, which is used by the Committee in reviewing and establishing executive compensation guidelines. The Committee considers this data, among other factors, when it determines the components and amounts of total compensation that are appropriate for the Company’s named executive officers. In its most recent compensation review in 2008, the Company retained Mercer to develop and update the Company’s Competitive Peer Group for use in the evaluation of the Company’s compensation practices, establish competitive compensation levels, and assess the Company’s executive compensation program. Mercer performs no other services for the Company other than those described in this section.

The Company’s peer group was selected by Mercer and consists primarily of similar-sized companies in the furniture and building products industries that may compete with the Company for executive talent and that investors may consider as investment alternatives to the Company. For purposes of Mercer’s 2008 analysis, the Competitive Peer Group included: American Biltrite, Inc., Ameron International Corporation, Associated Materials, LLC, Dayton Superior Corporation, Ethan Allen Interiors Inc., Flexsteel Industries, Inc., Hooker Furniture Corporation, Kimball International, Inc., Knoll, Inc., Patrick Industries, Inc., School Specialty, Inc., Select Comfort Corporation, Simpson Manufacturing Co., Inc., and Tempur-Pedic International Inc.

In its 2008 update, Mercer analyzed competitive compensation packages using proxy information from the Peer Group companies, and also considered data compiled from published surveys of executive compensation for comparably-sized companies within the durable goods manufacturing sector. Mercer’s findings were that both the Company’s targeted annual cash compensation and long-term compensation levels fell within a range between the 50th percentile to the 75th percentile of median market compensation for the Peer Group companies and for comparably-sized companies in comparable industries. These findings were consistent with the Compensation Committee’s compensation objective.

Elements of Compensation

The compensation program for executive officers for fiscal 2009 consisted of the following elements:

Elements available to substantially all salaried employees:

•	base salary,

•	annual performance-based cash bonus,

•	annual employee profit sharing, and

•	retirement and health and welfare benefits.

Elements available to the Company’s key managers and selected employees:

•	Long-term incentive awards (stock options only, or stock options and Shareholder Value Units “SVUs”).

Elements available only to selected named executive officers:

•	supplementary employee retirement plan, and

•	other benefits.

These compensation elements are described below:

Base Salary. Base salary is intended to compensate the Company’s executives for:

•	the scope of their responsibilities,

•	the complexity of the tasks associated with their position within the Company,

•	their skill set, and

•	their performance.

Base salaries for all executives have been competitively established based on salaries paid for like positions in comparably-sized companies. The companies used for comparison of base salaries may include additional companies from those used in the Competitive Peer Group where other competitive factors or local market conditions warrant. These salaries are obtained by Management annually and reviewed by the Committee to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by Mercer, the Compensation Committee believes executive management, as a group, have base salaries of approximately the average market rate for comparably-sized companies.

Annual Cash Bonus. Annual cash bonus incentive awards are provided as an incentive to executives to achieve the Company’s annual financial goals, and reflect the Compensation Committee’s belief that a significant portion of the annual compensation of senior executives and other key employees should be contingent upon the financial performance of the Company. Annual bonus levels are established as a percentage of base salary. Jobs with greater spans of control and impact upon the Company’s results have higher bonus percentages. Most key managers and senior executives have two components to their annual bonus: one component that is tied to the Company’s net income for the fiscal year, and one component that is tied to individual performance. Net income has been utilized as a performance-based incentive compensation measurement for every employee in the Company, due to its ease of understanding as a simple, consistent and important indicator of the Company’s annual performance. Individual performance is assessed by each employee’s manager based on agreed upon goals established at the onset of the fiscal year. All of the annual cash bonus opportunity for Messrs. Guichard and Gosa, representing 150 percent and 50 percent of their respective base salaries, was dependant upon the amount of net income attained by the Company in relation to its Plan. The annual cash bonus opportunity for Messrs. Wolk and Dunston represented 100 percent of their respective base salaries, of which 70 percent was dependant upon the amount of net income attained by the Company in relation to its Plan, and 30 percent was dependent upon the achievement of their respective organizational and individual goals. No annual cash bonuses are paid if the Company’s performance is below a predetermined threshold level of net income. Net income targets in fiscal years 2007, 2008 and 2009 were rigorous and set sufficiently high to require superior performance. In the last eight years, the Company has achieved superior performance one time, and achieved targeted performance levels four times. The net income target for fiscal year 2007 was approximately 10% higher than the Company earned in fiscal year 2006. For fiscal year 2008, the Company targeted earnings at 75% of the earnings achieved in fiscal year 2007. In fiscal year 2009, the Company targeted its earnings to be one third less than its target for fiscal year 2008.

Long-Term Incentive Awards. The Compensation Committee has established long-term incentive awards for the Company’s executives and key managers with the objective of advancing the longer-term interests of the Company and its shareholders by directly aligning executive compensation with increases in the Company’s stock price. These awards compliment cash incentives tied to annual performance by providing incentives for executives to increase shareholder value over time. The Company’s long-term incentive compensation for fiscal year 2009 involved the use of two types of awards: stock options and shareholder value units. Both types of awards are intended to focus the attention of executives on the achievement of the Company’s long-term performance objectives, to align executive management’s interests with those of shareholders, and to facilitate executives’ accumulation of sustained ownership of company stock. The Company’s named executive officers are required to acquire and maintain a minimum ownership of company stock equal to their respective base salaries within the first five years of their employment with the Company. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual’s level of responsibility and performance. The Company’s Amended and Restated 2004 Stock Incentive Plan for Employees enables the Company to award both stock options and restricted stock to its employees. To date, the Company has not made any awards of restricted stock.

The Company awards its long-term incentive awards to its executives each year following its annual earnings release in June. The Company awarded long-term incentive awards to 142 individuals in June 2008, 76 of whom received stock options only and 66 of whom received both stock options and shareholder value units.

In line with recommendations from Mercer, the Company’s named executive officers are targeted to receive long-term incentive awards valued at approximately 150 percent of base salary for Mr. Guichard and 100 percent for Messrs. Wolk and Dunston. Mr. Gosa did not receive a long-term award during fiscal year 2009. The Company’s key managers who received both stock options and shareholder value units received long-term incentive awards valued at up to 65 percent of their respective base salaries, depending upon the relative importance of their roles within the Company. The relative value of stock option awards to shareholder value unit awards has generally been a 3:1 ratio. The Company has chosen to issue a higher proportion of stock options, given its belief that appreciation of the Company’s stock is more directly related to the Company’s performance than its performance compared with a broader market index. Long-term incentive awards to the Company’s key managers, other than the named executive officers, are based upon management’s recommendation, which are in turn approved by the Compensation Committee.

Stock Options. The Company’s Amended and Restated 2004 Stock Incentive Plan for Employees permits the granting of stock options, restricted stock, and stock appreciation rights. Through fiscal year 2009, only nonqualified stock options have been granted under this plan. Stock options are granted annually to certain senior executives and key managers within three days after the Company’s announcement of its annual results. In addition, stock option grants have been made to certain senior executives effective with their date of hire. All stock options have exercise prices equal to the closing price of the Company’s stock within one day of the date of grant. All employee stock options have ten-year lives and vest ratably over the initial three years of the grant. Stock options only result in value realized by the Company’s employees to the extent that the price of Company stock on the date of exercise exceeds the strike price, and thus are an effective compensation element only if the stock price grows over the term of the award. The Compensation Committee believes that stock options are a motivational tool for the Company’s senior executives and key managers, and also serve as a retention incentive. The Company has never backdated or changed the terms of its stock option grants.

Shareholder Value Units. Shareholder value units, as awarded under the Shareholder Value Plan for Employees, provide participants the opportunity to receive incentive cash payments when the comparative total return to the Company’s shareholders equals or exceeds the total returns for a comparable index of peer companies chosen by the Compensation Committee. The Compensation Committee has consistently utilized the Russell 2000 Index for this purpose. Participants are eligible for cash incentives if the Company provides a total return to shareholders that is greater than or equal to the performance of the Index.

Each of the units awarded under the Shareholder Value Plan permits its holder to receive a cash payment if the Company’s total shareholder return for the three-year performance period beginning on the first day of the Company’s fiscal year, when expressed as a percentage and compared with the total return for the Russell 2000 Index (the “Index”) for that period, equals or exceeds the performance of the Index. “Total Shareholder Return” for the Company is defined as the increase in the average trading price of a share of common stock during the month which ends the three-year performance period, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period and expressed as an annualized rate of return for the performance period. The return on the Index is defined as the increase in the average Index value during the month which ends the three-year performance period, divided by the average Index value during the month preceding the first day of the three-year performance period.

The Compensation Committee has assigned a value of $500 for each award unit if the Company’s Total Shareholder Return is equal to the return on the Index, a maximum value of $3,000 if Total Shareholder Return exceeds the return on the Index by at least 20 percent, and intermediate values for Total Shareholder Return that exceed the return on the Index by less than 20 percent. Therefore, if a participant has 50 award units and the Company’s Total Shareholder Return equals the return on the Index, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company’s Total Shareholder Return exceeds the return on the Index by at least 20 percent, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company’s Total Shareholder Return is below the return on the Index, no incentive compensation will be paid to the participant.

Before any payment may be made, the Compensation Committee must certify that the performance condition and any other requirements of the plan have been satisfied. The maximum aggregate amount a participant in the Shareholder Value Plan may be paid in any fiscal year is $750,000.

No payments will be made to a participant if the participant’s employment terminates before the last day of the performance period for any reason other than death, disability, retirement, or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, the participant will receive a prorated payment at the end of the performance period.

Severance and Change in Control Agreements. The Company has a long-standing practice of entering into severance and change in control agreements with its named executive officers. The Company believes these agreements are necessary in order to ensure the continuity of management and to allow executive officers to focus on serving the Company in a change of control situation without the distraction of concern for their employment. The agreements generally provide for severance benefits in the event of involuntary termination of employment without cause. No payments are made if employment is terminated due to death, disability or cause. The agreements call for all unvested stock options to become fully vested upon a change in control and generally provide for a lump-sum payment if a termination of employment, either by the Company “without cause” or by the named executive for “good reason,” follows a change in control of the Company.

During fiscal year 2008, the Company obtained market information from its Competitive Peer Group and other comparably-sized companies pertaining to terms and conditions contained in employment agreements. Based upon this information and on the collective experience of its members, the Compensation Committee determined that the Company’s employment agreements should be revised to include a tax gross-up provision that enables its named executive officers to avoid the payment of income and excise taxes resulting from benefits received under these contracts in the event of a change in control. Mr. Guichard’s contract was revised to reflect these changes during fiscal year 2008. During fiscal year 2009, the Company revised Mr. Wolk’s employment contract to reflect these changes, as well as for changes required by the new deferred compensation requirement under Section 409A of the Internal Revenue Code.

During fiscal year 2009, the Company modified Mr. Guichard’s employment agreement to clarify the definition of a “change in control period.” The Company also entered into an employment contract with Mr. Dunston on substantially the same terms and conditions contained in Mr. Wolk’s revised employment agreement, in recognition of the importance of Mr. Dunston’s role and tenure with the Company. Further information regarding the terms and conditions of these agreements are found beginning on page 19, under the heading “Employment Agreements and Post-Employment Compensation Agreements”.

Pension and Savings Plans

An important retention tool is the Company’s pension and retirement plans. The Company maintains a non-contributory, funded and tax-qualified defined benefit pension plan (the “Salaried Pension Plan”). The Salaried Pension Plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on 1.25 percent of a participant’s average cash compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant’s retirement that produce the highest average compensation, multiplied by the participant’s years of credited service. The annual earnings taken into account in this formula may not exceed an IRS-prescribed limit applicable to tax-qualified plans. These limits are indexed each year, so the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 2009, the maximum annual compensation that may be taken into account is $245,000, and the maximum annual benefit that may be paid in the form of single life annuity is $195,000. The plan is a continuation of a pension plan that was in effect for employees of the Company who were employed by the Company when it was owned by Boise Cascade Corporation prior to 1980.

Because the Internal Revenue Code limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Company’s Salaried Pension Plan, the Company has established a non-tax qualified, non-contributory defined contribution supplemental pension plan (the “Pension Restoration Plan”, or “PRP”) to provide benefits that would restore the level of company benefits provided to approximately the levels they would have attained had the Internal Revenue Code limit not been established. The PRP participants consist of the named executive officers. Each participant has an account under the PRP to which the Compensation Committee may, in its discretion, credit company contributions. The obligation of the Company to make payments under this Plan is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the event of the Company’s insolvency until such benefits are distributed to the Plan participants under the provisions of the Plan. The Company contributed amounts during fiscal year 2009 into PRP accounts for Messrs. Gosa ($40,900), Guichard ($48,800), Wolk ($17,750) and Dunston ($20,600). These amounts were determined based upon the compensation, age and expected service of each named executive officer through their expected retirement dates.

All employees participate in the Company’s profit-sharing plan, whereby 3 percent of the Company’s net income is contributed and divided equally among employee 401(k) accounts. In addition, all employees may contribute to 401(k) accounts on a pre-tax basis, up to 50 percent of their pay. The Company’s Investment Savings Stock Ownership Plan provides matching contributions in company stock of 50 percent up to the first 4 percent of pay. This is a qualified plan by the IRS and is subject to IRS compensation and other limitations.

Other Benefits

Messrs. Gosa, Guichard, Wolk, and Dunston are eligible to purchase the Company’s products at a discounted price.

The Company places a priority on enabling its employees to take advantage of preventive health care. To this end, the Company provides subsidized medical benefits to substantially all of its employees, as well as the ability to take advantage of annual physical exams at low or no cost. Messrs. Gosa, Guichard, Wolk, and Dunston are eligible to receive more extensive annual medical exams from a nationally recognized medical clinic at no cost to them.

Deductible Compensation of Executive Officers

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1.0 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to the Chief Executive Officer and the next four most highly compensated officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit.

The 1996 and 1999 Stock Option Plans for Employees, the Amended and Restated 2004 Stock Incentive Plan for Employees, and the Shareholder Value Plan for Employees are designed to comply with the requirements of the performance-based compensation exception from the $1.0 million limit. During fiscal 2009, compensation of the Chief Executive Officer and the next four most highly compensated officers under these Plans qualified for the performance-based exception to Section 162(m).

The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding the loss of material tax deductions in future years.

Summary Compensation Table

The following table sets forth for fiscal year 2009, 2008, and 2007 the compensation for the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s two other executive officers, (each a “named executive officer” and collectively, the “named executive officers”).

Name & Principal Position	Fiscal Year		Salary	Bonus	Stock Awards	Option Awards 1	Non-equity Incentive Plan Compensation 2	Change in Pension Value 3	All Other Compensation 4	Total

James J. Gosa Chairman of the Board	2009		$432,885	$0	$0	$372,238	$64,165	$46,688	$47,649	$963,625
	2008		541,539	0	0	828,678	0	14,109	82,020	1,466,346
	2007		658,461	0	0	1,614,425	602,820	60,074	86,381	3,022,161

Kent B. Guichard President and Chief Executive Officer	2009	[5]	550,000	0	0	618,555	258,225	18,100	56,166	1,501,046
	2008	[5]	505,385	0	0	509,418	0	(3,628)	35,358	1,046,533
	2007		397,400	0	0	531,186	287,226	34,657	43,763	1,294,232

Jonathan H. Wolk Vice President and Chief Financial Officer	2009		283,555	0	0	291,708	89,657	7,594	22,971	695,485
	2008		275,608	0	0	376,073	20,858	4,447	23,121	700,107
	2007		266,154	0	0	340,141	179,199	10,009	35,862	831,365

S. Cary Dunston Senior Vice President Manufacturing and Logistics	2009		307,718	0	0	302,970	98,547	5,676	25,730	740,641
	2008		288,327	0	0	208,196	22,069	8,904	47,995	575,491
	2007		148,077	0	0	73,638	175,642	0	116,440	513,797

1	This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to each named executive officer, in fiscal 2009, 2008, and 2007, in accordance with SFAS 123(R), disregarding the estimate of forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these stock option grants, refer to Note G – Stock-Based Compensation in the Notes to the Consolidated Financial Statements of the Company’s 2009 Annual Report in the Form 10-K for the year ended April 30, 2009, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized. There were no forfeitures during fiscal year 2009.
2	Amounts in this column reflect the annual cash incentive compensation paid to the Company’s named executive officers for fiscal years 2009, 2008, and 2007. These amounts were paid on June 11, 2009, June 13, 2008, and June 13, 2007, respectively. The amounts listed consist solely of performance-based bonuses paid to each named executive officer. Each named executive officer was also eligible to receive additional cash payments pursuant to his previously awarded Shareholder Value Units; however because the Company’s stock performance did not exceed the comparable performance benchmark, no such cash payments were made on the shareholder value units during fiscal years 2009, 2008, or 2007.
3	This column represents the sum of the change in the present value of accumulated benefits under the Pension Plan from fiscal 2009 (from May 1, 2008 to April 30, 2009), fiscal 2008 (from May 1, 2007 to April 30, 2008), and fiscal 2007 (from May 1, 2006 to April 30, 2007). See the Pension Plan Benefits table on page 17 for additional information. The Company does not provide any above-market or preferential earnings on nonqualified deferred compensation under the Pension Restoration Plan.
4	See All Other Compensation table below for additional detail.
5	Mr. Guichard’s base salary was increased to $550,000 during fiscal year 2008, commensurate with his promotion to Chief Executive Officer. Mr. Guichard’s salary for fiscal year 2008 is reflective of receiving this salary for a portion of that year. Mr. Guichard has not received an increase in salary since that time.

All Other Compensation Table

The following table describes each component of the amounts listed for 2009 in the All Other Compensation column in the Summary Compensation Table.

Name	Company Contribution to Investment Savings Stock Ownership Plan 1	Company Contribution to PRP 2	Other 3	Total
James J. Gosa	$0	$40,900	$6,749	$47,649
Kent B. Guichard	4,601	48,800	2,765	56,166
Jonathan H. Wolk	4,646	17,750	575	22,971
S. Cary Dunston	4,712	20,600	418	25,730

1	These amounts represent matching 401(k) and profit-sharing contributions made to the named executive officers’ respective Investment Savings Stock Ownership Plan accounts.
2	These amounts reflect the value of company contributions made to the PRP accounts for the listed named executives.
3	These amounts reflect payments of insurance premiums paid for supplemental and spousal life insurance, costs associated with medical exams from a nationally recognized medical clinic, and payroll taxes relating to PRP contributions for Messrs. Gosa and Guichard.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information about all equity and non-equity awards granted to the named executive officers in fiscal 2009: (1) the grant date, (2) the estimated future payout under the Annual Cash Bonus Incentive Plan, (3) the estimated possible payouts under the Shareholder Value Units granted in fiscal 2009 for the fiscal 2009 to fiscal 2011 performance period, (4) the number of shares underlying stock options awarded, (5) the exercise price of the stock option awards, which reflects the closing price of the Company’s stock on the date of grant, and (6) the grant date fair value of each equity award computed according to SFAS 123(R). The Company made no equity incentive plan awards or stock awards during fiscal year 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards 1			Estimated Possible Payouts Under Non-Equity Shareholder Value Plan Awards 2			Stock Option Awards: Number of Securities Underlying Options 3	Price of Option Awards 4	Full Grant Securities Fair Value 5
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
James J. Gosa	n/a	$0	$123,000	$205,000
	06/09/08
	06/09/08

Kent B. Guichard	n/a	0	495,000	825,000
	06/09/08				$82,500	$165,000	$495,000
	06/09/08							66,000	$23.96	$836,530

Jonathan H. Wolk	n/a	0	171,866	286,443
	06/09/08				28,000	56,000	168,000
	06/09/08							22,000	$23.96	278,843

S. Cary Dunston	n/a	0	188,909	314,848
	06/09/08				29,500	59,000	177,000
	06/09/08							23,000	$23.96	291,518

1	The amounts displayed in these columns reflect the target, threshold, and maximum payouts under the fiscal year 2009 Annual Cash Bonus program described in the Compensation Discussion and Analysis based upon current annual salary rates. The amounts actually paid under this program for fiscal year 2009 are reflected in the Summary Compensation Table.
2	These columns reflect the potential values of the future payout for each senior executive under the 2009 – 2011 Shareholder Value Plan if the threshold, target, or maximum goals are satisfied. The potential payouts are performance-driven and, therefore, completely at risk. The Plan measurements for determining the payout are described in the Compensation Discussion & Analysis on page 12. No Shareholder Value Plan award payouts were made in fiscal year 2009 because the threshold targets were not achieved.
3	This column reflects the number of stock options granted in fiscal year 2009 to the named executive officers. These options vest ratably over three years. The stock option awards granted to Messrs. Guichard, Wolk and Dunston were approved by the Compensation Committee on May 21, 2008, for issuance on June 9, 2008.
4	This column reflects the exercise price for the stock options granted, which was the closing price of the Company stock on the date of grant.
5	This column reflects the full grant value of the stock options granted in fiscal year 2009 computed in accordance with FAS 123(R).

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the current holdings of stock option awards to the named executive officers. This table includes all unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is three years (except for reload grants, which vest immediately upon issuance). For additional information about the stock option awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis on page 12.

Name	Stock Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Stock Option Exercise Price	Stock Option Expiration Date
James J. Gosa	07/06/06	1	27,297	13,648	$34.48	08/24/10
	07/06/06	1	11,836	5,917	34.48	05/16/11
	07/06/06	1	12,560	6,279	34.48	05/24/10
	06/10/05		45,000	0	28.97	06/10/15
	08/20/04		120,000	0	30.63	08/20/14
	06/15/04		80,000	0	26.85	06/15/14
	06/13/03		80,000	0	24.21	06/13/13
	05/30/02		80,000	0	31.90	05/30/12
	05/16/01		39,000	0	14.93	05/16/11

Kent B. Guichard	06/09/08		0	66,000	23.96	06/09/18
	06/08/07		13,667	27,333	34.11	06/08/17
	06/12/06		24,000	12,000	32.76	06/12/16
	06/10/05		30,000	0	28.97	06/10/15
	06/15/04		45,000	0	26.85	06/15/14
	06/13/03		20,000	0	24.21	06/13/13
	05/30/02		20,000	0	31.90	05/30/12

Jonathan H. Wolk	06/09/08		0	22,000	23.96	06/09/18
	06/08/07		7,333	14,667	34.11	06/08/17
	06/12/06		14,000	7,000	32.76	06/12/16
	06/10/05		20,000	0	28.97	06/10/15
	12/13/04	2	20,000	0	42.17	12/13/14

S. Cary Dunston	06/09/08		0	23,000	23.96	06/09/18
	06/08/07		7,333	14,667	34.11	06/08/17
	10/16/06	2	16,000	8,000	34.63	10/16/16

1	These stock option grants are reload grants issued to Mr. Gosa pursuant to the Company’s stock option plans. The reload stock options were automatically issued to Mr. Gosa when he used existing shares that he already owned as payment for subsequent stock option exercises. The reload options vest immediately upon issuance.
2	These stock option grants were issued to Messrs. Wolk and Dunston upon their respective initial dates of employment with the Company.

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information regarding stock option exercises by the named executive officers during fiscal 2009, including the number of shares acquired upon exercise and the value realized. None of the named executive officers exercised options during fiscal 2009.

Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise
James J. Gosa	0	$0
Kent B. Guichard	0	0
Jonathan H. Wolk	0	0
S. Cary Dunston	0	0

Pension Plan Benefits

The following table reports the present value of the accumulated plan benefit at April 30, 2009, for the named executive officers under the Salaried Pension Plan based upon the assumptions described below in Note 1. No pension benefit payments were made to any of the named executive officers during fiscal year 2009. See “Pension and Savings Plans” on pages 13 and 14 for a discussion of pension and savings plan benefits.

Name	Pension Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit 1
James J. Gosa	Salaried Pension Plan	18.0	$361,478
Kent B. Guichard	Salaried Pension Plan	15.7	167,513
Jonathan H. Wolk	Salaried Pension Plan	4.4	31,835
S. Cary Dunston	Salaried Pension Plan	2.5	14,580

1	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the Salaried Pension Plan for the period through April 30, 2009. The present value of accumulated benefit has been calculated assuming the named executive officers begin receiving their benefits at age 65. As described in Note H – Employee Benefit and Retirement Plans in the Notes to the Consolidated Financial Statements of the Company’s 2009 Annual Report in the Form 10-K for the year ended April 30, 2009, as filed with the SEC, the interest assumption is 7.16%. The post-retirement mortality assumption is based on the RP-2000 Combined Healthy Mortality Table.

Nonqualified Deferred Compensation

The amounts reported in the table below represent the change in value in the accounts of the named executive officers under the Company’s non-tax qualified, non-contributory defined contribution supplemental pension restoration plan (PRP) from May 1, 2008, through April 30, 2009, as well as their aggregate balances as of April 30, 2009.

	Nonqualified Deferred Compensation
Name	Company Contributions in FY 2009 1	Aggregate Earnings in FY 2009 2	Withdrawals/ Distribution in FY 2009	Aggregate Balance at April 30, 2009
James J. Gosa	$40,900	$(318,595)	$0	$506,082
Kent B. Guichard	48,800	(120,287)	0	184,653
Jonathan H. Wolk	17,750	(23,430)	0	32,981
S. Cary Dunston	20,600	(14,121)	0	24,111

1	Amounts listed in the Company contributions column were reported as compensation in fiscal year 2009 in the “All Other Compensation” column of the Summary Compensation Table. No contributions were made to the PRP by the named executive officers.
2	Earnings were credited to the accounts of the named executive officers based upon their respective investment choices. These earnings were not included in the Summary Compensation Table.

Employment Agreements and Post-Employment Compensation Arrangements

The Company has entered into employment agreements with each of its named executive officers as described below.

Mr. Guichard has an employment agreement with the Company to fulfill the duties of Chief Executive Officer, Mr. Gosa has a Letter of Understanding with the Company to fulfill the duties of Chairman of the Board, Mr. Wolk has an employment agreement with the Company to fulfill the duties of Chief Financial Officer and Mr. Dunston has an employment agreement with the Company to fulfill the duties of Senior Vice President of Manufacturing and Logistics. The respective agreements specify the base salary for Mr. Guichard of at least $550,000 per year, for Mr. Wolk a base salary of at least $278,100 per year, and for Mr. Dunston a base salary of at least $294,250 per year, each subject to annual upward adjustments as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Company’s Compensation Committee. Mr. Gosa’s Letter of Understanding contains a term of employment which expires on August 31, 2009. Mr. Gosa’s Letter of Understanding specified an annual base salary of $480,000 through August 31, 2008. The Compensation Committee determined Mr. Gosa’s annual base salary subsequent to that date at $410,000, based upon a variety of factors including an assessment of his continuing contributions to the Company and an analysis of comparative market conditions.

Further, the four executives are entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0 percent and 150 percent of Mr. Guichard’s then current base salary, between 0 percent and 50 percent of Mr. Gosa’s then current base salary, and between 0 percent to 100 percent of Mr. Wolk’s and Mr. Dunston’s then current base salaries. In each case, the actual amount of the bonus paid will be related to achievement of certain performance objectives set by the Compensation Committee at the beginning of each fiscal year. The agreements for Mr. Guichard, Mr. Wolk and Mr. Dunston are for one-year terms that end on December 31 of each year and provide for an automatic one-year extension, unless either party to the agreement gives notice on or before November 1 of the preceding year. The agreement for Mr. Gosa expires on August 31, 2009.

Under these agreements, each executive is entitled to severance pay should his employment be terminated by the Company without cause. Mr. Guichard would be entitled to severance pay for a period of 24 months, and Messrs. Gosa, Wolk and Dunston are each entitled to severance pay for a period of 12 months. In addition, Mr. Gosa and Mr. Guichard would each be entitled to bonus payments of 48 percent and 90 percent of their respective base salaries. The employment agreements define “cause” as neglect of duty that is not corrected after 90 days’ written notice, misconduct, malfeasance, fraud or dishonesty which materially and adversely impacts the Company or its reputation, or conviction or entering a plea of nolo contendere to a felony or crime involving moral turpitude. Severance payments would be made in accordance with the Company’s usual payroll practices for salaried personnel, subject to the “six-month delay” timing requirements of Internal Revenue Code Section 409A. Under the terms of these agreements, each executive has agreed to not compete with the Company both while they are employed and during the time they receive severance pay, and not to solicit its employees for a period of 12 months after the expiration of the agreements for Messrs. Guichard, Wolk and Dunston, and 18 months after the date of Mr. Gosa’s employment with the Company.

The employment agreements for each of Mr. Guichard, Mr. Wolk and Mr. Dunston provide certain benefits upon a change in control of the Company. The employment agreements define “change in control” as an acquisition by a third party of 30 percent or more of the outstanding Company stock; a change in the Company’s Board of Directors, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which the Company’s pre-transaction shareholders cease to hold more than 50 percent of the Company’s stock; or complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets. The Company cannot terminate these agreements for 24 months after a change in control. The change in control payments may not exceed the maximum that can be paid without such payment constituting an excess parachute payment as defined by the Internal Revenue Code.

Upon a change in control of the Company, Mr. Guichard can terminate his employment for any reason at any time during the two-year period following the change of control, and all unvested stock options would become fully vested. If Mr. Guichard chooses to exercise this right under these circumstances, he would receive a single lump sum payment equal to 2.99 times the sum of:

•	the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of his agreement,

•	an amount equal to 90 percent of Mr. Guichard’s base salary, and

•	an amount equal to the excise tax, federal and state income tax, FICA and Medicare taxes due on amounts paid to Mr. Guichard under this provision.

Likewise, if the Company terminates Mr. Guichard’s employment without cause within 3 months before or 2 years after a change in control, he would receive the same lump sum payment.

Upon a change in control, all of Messrs. Wolk’s and Dunston’s unvested stock options would become fully vested. If either Mr. Wolk or Mr. Dunston terminates his employment for good reason within one year after a change in control, he would be entitled to a lump sum payment equal to two times the sum of:

•	the greater of his annual base salary at the time of termination, a change in control, or his largest base salary in effect during the term of his agreement,

•	an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60 percent of his maximum eligible annual cash bonuses for the year of termination, and

•	an amount equal to the excise tax, federal and state income tax, FICA and Medicare taxes due on amounts paid to him under this provision.

Either Messrs. Wolk or Dunston would have good reason to terminate his employment if:

•	his base salary is reduced,

•	he is not in good faith considered for a bonus,

•	he is not in good faith considered for other executive compensation benefits,

•	his place of employment is relocated to a location further than 50 miles from his current place of employment, or

•	his working conditions or management responsibilities are substantially diminished (other than on account of disability).

Likewise, if the Company terminates either Messrs. Wolk’s or Dunston’s employment without cause within three months before or one year after a change in control, then he would receive the same lump-sum payment.

If one of the named executive officers were to die or were to terminate employment with the Company due to disability, any vested and exercisable stock options previously awarded would remain exercisable for a period of one year following the death, disability or termination.

The following table represents the incremental expense the Company would incur for Mr. Gosa upon termination of his employment under various scenarios or a change of control, effective as of April 30, 2009.

	Termination Event
Payment Type	Retirement	Change In Control	Termination Without Cause	Death Or Disability	Voluntary Termination
Base Salary	$0	$0	$410,000	$0	$0
Annual Bonus	0	0	196,800	0	0
Accelerated Stock Options Vesting	0	0	0	0	0

Total	$0	$0	$606,800	$0	$0

The following table represents the incremental expense the Company would incur for Mr. Guichard upon termination of his employment under various scenarios or a change of control, effective as of April 30, 2009.

	Termination Event
Payment Type	Retirement	Change In Control (1)	Termination by Company Without Cause (No Change In Control)	Death Or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$1,644,500	$1,100,000	$0	$0
Annual Bonus	0	1,480,050	990,000	0	0
Tax Gross Up	0	2,271,207	0	0	0
Accelerated Stock Options Vesting	0	781,929	0	0	0

Total	$0	$6,177,686	$2,090,000	$0	$0

1	The lump sum payments would be triggered by voluntary termination of employment by Mr. Guichard for any reason during the two-year period following a change in control or termination of his employment by the Company without cause within three months before or two years after a change in control. Mr. Guichard’s stock options will fully vest upon any change in control.

The following table represents the incremental expense the Company would incur for Mr. Wolk upon termination of his employment under various scenarios or a change of control, effective as of April 30, 2009.

	Termination Event
Payment Type	Retirement	Change In Control (1)	Termination by Company Without Cause (No Change In Control)	Death Or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$572,886	$286,443	$0	$0
Annual Bonus	0	343,732	0	0	0
Tax Gross-Up	0	649,411	0	0	0
Accelerated Stock Options Vesting	0	301,198	0	0	0

Total	$0	$1,867,227	$286,443	$0	$0

1	The lump sum payments would be triggered by termination of employment by Mr. Wolk for good reason within one year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control. Mr. Wolk’s stock options will fully vest upon any change in control.

The following table represents the incremental expense the Company would incur for Mr. Dunston upon termination of his employment under various scenarios or a change of control, effective as of April 30, 2009.

	Termination Event
Payment Type	Retirement	Change In Control (1)	Termination Without Cause (No Change In Control)	Death Or Disability	Voluntary Termination (No Change In Control)
Base Salary	$0	$629,696	$314,848	$0	$0
Annual Bonus	0	377,817	0	0	0
Tax Gross-Up	0	716,225	0	0	0
Accelerated Stock Options Vesting	0	353,656	0	0	0

Total	$0	$2,077,394	$314,848	$0	$0

1	The lump sum payments would be triggered by termination of employment by Mr. Dunston for good reason within one year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control. Mr. Dunston’s stock options will fully vest upon any change in control.

NON-MANAGEMENT DIRECTORS’ COMPENSATION

The current compensation program for non-management directors has been in place since August, 2006, and is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for the Company’s size and scope,

•	compensation should align directors’ interests with the long-term interests of shareholders, and

•	the structure of the compensation should be simple, transparent, and easy for shareholders to understand.

Non-management directors’ compensation includes the following compensation elements:

Director Fees. The annual retainer paid to non-management directors is $28,000 per year. In addition, directors receive committee attendance fees of $1,000 per in-person meeting and $500 per telephonic meeting. The Audit Committee Chair receives an additional annual retainer of $8,000 per year, while the Compensation Committee and the Nominating and Governance Committee Chairs each receive an additional annual retainer of $4,000 per year. Directors who are also employees of the Company receive no additional compensation for their services on the Board. All directors were reimbursed for out-of-pocket costs incurred for travel and other expenses for attending board and committee meetings.

Stock Compensation. Under the 2006 Non-Employee Directors Equity Ownership Plan (the “2006 Directors Plan”), the forms of stock compensation granted to non-employee directors can include stock options, stock appreciation rights, and restricted stock awards. As with the Company’s Employee Stock Incentive Plans, the strike prices for all grants of stock options and stock appreciation rights must be set at 100 percent of the fair value of the underlying common stock at the date of the grant. Stock options granted under the 2006 Directors Plan have terms of ten years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant until fully vested. No stock appreciation rights or restricted stock awards have been granted to non-employee directors under this Plan. The Company’s practice has been to award directors with annual stock option grants immediately following their election or re-election to the Board by the Company’s shareholders. During the last fiscal year, Messrs. Brandt, Hussey, Davis, McKane, Hendrix, Ms. Dally, and Ms. Moerdyk were each granted options to purchase 5,000 shares of stock at an exercise price of $22.77 per share.

Each non-employee director is also eligible to participate in the Company’s Shareholder Value Plan for Non-Employee Directors. The Plan authorizes the Compensation Committee to grant “award units” to non-employee directors. Each unit awarded under the Plan provides its holder the right to receive incentive cash payments when the Total Shareholder Return equals or exceeds the total returns for the Russell 2000 Index during the comparable three-year period.

The definitions of Total Shareholder Return and the Index are identical for both the Shareholder Value Plan for Employees and the Shareholder Value Plan for Non-Employee Directors. The calculation of “Total Shareholder Return” is discussed above under “Shareholder Value Units” on page 12.

During fiscal year 2009, the Compensation Committee granted six award units to each of Messrs. Brandt, McKane, Hussey, Davis, Hendrix, Ms. Dally, and Ms. Moerdyk for a performance period beginning on September 1, 2008, and ending on August 31, 2011. As with the Shareholder Value Plan for Employees, the Compensation Committee assigned a maximum value of $500 for each award unit if the Company’s Total Shareholder Return is equal to the return on the Index, a value of $3,000 if the Total Shareholder Return exceeds the return on the Index by at least 20 percent and intermediate values for Total Shareholder Return that exceeds the return on the Index by less than 20 percent. Therefore, if a director has six award units and the Company’s Total Shareholder Return equals the return on the Index, the director will receive incentive compensation of $3,000 (6 X $500) for the three-year performance period. If the Company’s Total Shareholder Return exceeds the return on the Index by at least 20 percent, the director will receive incentive compensation of $18,000 (6 X $3,000). If the Company’s Total Shareholder Return is below the return on the Index, no incentive compensation will be paid to the non-employee director.

Before any payment may be made, the Compensation Committee must certify that the performance goal has been achieved and that any other requirements of the Plan have been satisfied.

No payment will be made to a non-employee director if he or she ceases to be a director before the last day of the performance period for any reason other than death, disability, change of control, or liquidation of the Company. If the non-employee director ceases to be a director because of one of the preceding events, the non-employee director will receive a prorated payment at the end of the performance period. Three award units were previously granted under the Plan in 2005 to Messrs. Brandt, Davis, Hussey, McKane, Hendrix, Ms. Moerdyk and Ms. Dally. The performance period for these awards ended on August 31, 2008. Because the Company’s Total Shareholder Return for the performance period was less than the return on the Index, no payment was made.

The following table sets forth the compensation earned by or paid to the Company’s non-employee directors during fiscal year 2009.

Director Summary Compensation Table

Name of Director	Director Fees Paid in Cash 1	Option Awards 2	Total
William F. Brandt, Jr.	$28,000	$57,321	$85,321
Andrew B. Cogan[3]	0	0	0
Martha M. Dally	42,500	57,321	99,821
Kent J. Hussey	36,500	57,321	93,821
James G. Davis, Jr.	35,000	57,321	92,321
G. Thomas McKane	37,000	57,321	94,321
Daniel T. Hendrix	35,000	57,321	92,321
Carol B. Moerdyk	41,000	57,321	98,321

1	This column reflects the amount of cash compensation earned during fiscal year 2009 for board and committee service.
2	The following stock option grants were made to each of the non-employee directors during the 2009 fiscal year: Mr. Brandt 5,000, Ms. Dally 5,000, Mr. Hussey 5,000, Mr. Davis 5,000, Mr. McKane 5,000, Mr. Hendrix 5,000, and Ms. Moerdyk 5,000. This column reflects the dollar amount recognized for financial statement reporting purposes in the 2009 fiscal year for the fair value of these grants, in accordance with SFAS 123(R). The fair value of the fiscal year 2009 stock option grants was estimated using the Black-Scholes option pricing model in accordance with SFAS 123(R). The fair value per stock option was $14.95, based on assumptions of 6.0 years expected life, expected volatility of 59.58%, expected dividend yield of 1.58%, and a risk-free interest rate of 3.40%. The following directors have outstanding stock options at 2009 fiscal year-end: Mr. Brandt 17,000, Ms. Dally 17,000, Mr. Hussey 17,000, Mr. Davis 17,000, Mr. McKane 17,000, Mr. Hendrix 17,000, and Ms. Moerdyk 17,000.
3	Mr. Cogan did not receive any compensation because he was named to the Board on March 3, 2009.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based upon its review and discussions with management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2009 Annual Meeting. This report is provided by the following independent directors, who comprise the Committee:

Daniel T. Hendrix, Chair
Andrew B. Cogan
Martha M. Dally

SECURITY OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding shares of the Company’s common stock beneficially owned as of June 15, 2009, by (1) each director and director nominee of the Company, (2) each of the Company’s named executive officers (as identified in the “Summary Compensation Table”), and (3) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
William F. Brandt, Jr. (1)	3,496,970	24.8%
James J. Gosa (2)	801,259	5.5%
Kent B. Guichard (3)	216,963	1.5%
Jonathan H. Wolk (4)	89,067	*
S. Cary Dunston (5)	42,797	*
Martha M. Dally (6)	23,499	*
G. Thomas McKane (7)	12,399	*
James G. Davis, Jr. (8)	9,919	*
Kent J. Hussey (9)	8,499	*
Carol B. Moerdyk (10)	7,199	*
Daniel T. Hendrix (11)	6,999	*
Andrew B. Cogan (12)	0	*

All directors and executive officers as a group (12 persons) (13)	4,715,570	31.4%

*	Indicates less than 1%.
(1)	Includes 14,988 shares held by the Brandt Family Foundation for which Mr. Brandt has shared voting and dispositive power and stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. Brandt for 6,999 shares.
(2)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. Gosa for 562,537 shares.
(3)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. Guichard for 200,333 shares.
(4)	Includes 1,000 shares held jointly by Mr. Wolk and his spouse, for which Mr. Wolk has shared voting and dispositive power. Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. Wolk for 82,999 shares.
(5)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. Dunston for 38,332 shares.
(6)	Includes 500 shares held by Ms. Dally as Trustee for the R. Dally Family Trust, for which Ms. Dally has shared voting and dispositive power. Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Ms. Dally for 6,999 shares.
(7)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. McKane for 6,999 shares.
(8)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. Davis for 6,999 shares.
(9)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. Hussey for 6,999 shares
(10)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Ms. Moerdyk for 6,999 shares.
(11)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter by Mr. Hendrix for 6,999 shares.
(12)	Mr. Cogan currently has no stock options or shares.
(13)	Includes stock options exercisable on June 15, 2009 or within 60 days thereafter for an aggregate of 933,194 shares.

Share Ownership of Principal Beneficial Owners

The following table sets forth information regarding shares of the Company’s common stock beneficially owned by each non-management shareholder the Company believes to own more than 5 percent of the Company’s outstanding common stock. This data is based upon Schedules 13G filed with the SEC. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder’s name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
Mary Jo Stout (1) PO Box 60 Mayville, MI 48744	1,323,622	9.4%

Franklin Resources, Inc. (2) One Franklin Parkway San Mateo, CA 94403	1,121,970	8.0%

Royce & Associates, LLC (3) 1414 Avenue of the Americas New York, NY 10019	896,971	6.4%

Freidman, Billings, Ramsey, Inc. (4) 1001 19th Street North Arlington, VA 22209	850,000	6.0%

Akre Capital Management (5) 2 West Marshall Street Middleburg, VA 20118	799,500	5.7%

Total Principal Beneficial Owners	4,992,063	35.5%

(1)	Includes 240,064 shares held by her brother as trustee for the benefit of Ms. Stout, and 10,000 shares held by the Holcomb Family Foundation. The beneficial ownership information for Ms. Stout is based upon the Schedule 13G/A filed with the SEC on January 30, 2009, which also indicated Ms. Stout has sole voting and dispositive power for all 1,323,622 shares.
(2)	The beneficial ownership information for Franklin Resources, Inc. is based upon the Schedule 13G/A filed with the SEC on February 6, 2009, which also indicated sole voting power for 1,081,370 shares, and sole dispositive power for 1,121,970 shares.
(3)	The beneficial ownership information for Royce & Associates, LLC is based upon the Schedule 13G filed with the SEC on January 23, 2009, which also indicated sole voting power and sole dispositive power for 896,971 shares.
(4)	The beneficial ownership information for Freidman, Billings, Ramsey, Inc. is based upon the Schedule 13G/A filed with the SEC on February 13, 2009, which also indicated shared dispositive power and shared voting power for 850,000 shares.
(5)	The beneficial ownership information for Akre Capital Management is based upon the Schedule 13G filed with the SEC on February 12, 2009, which also indicated shared dispositive power and shared voting power for 799,500 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and officers, and persons who beneficially own more than 10 percent of the Company’s common stock to file with the SEC reports of initial ownership and changes in ownership the Company’s common stock.

Based upon the Company’s review of Forms 3, 4, and 5 filed with the SEC during or with respect to the Company’s fiscal year ended April 30, 2009, and written representations from the Company’s directors and executive officers that no Forms 5 were required to be filed by those persons for that fiscal year, the Company is not aware that any director, executive officer, or 10 percent shareholder failed to file in a timely fashion any such reports.

CERTAIN TRANSACTIONS

The Audit Committee has the responsibility for the review and approval of all related party transactions and the Nominating and Governance Committee must review and approve related party transactions involving directors. In addition, the Nominating and Governance Committee also is responsible for the review of any potential conflicts of interest involving employees or directors as defined in the Company’s Code of Business Conduct and Ethics, which is maintained on the Company’s web site at www.americanwoodmark.com.

The Company leases its headquarters from Amwood Associates, a partnership that includes Mr. Brandt, a Director, and Ms. Stout, who beneficially owns more than 5 percent of the Company’s common stock. During fiscal year 2009, Mr. Brandt and Ms. Stout had partnership interests in Amwood Associates of 38.6 percent and 20.0 percent, respectively. The original lease commenced on March 18, 1986, and ended on March 17, 2001. The Company has twice elected to renew this lease in accordance with Company policy and procedures, which included approval by all the Company’s independent directors for the current five-year term which expires in 2011. In considering the renewal of this lease, the Company assesses the lease terms in relation to market terms for comparable properties. Based upon this review, the Company believes that the rent under the lease is in line with market rates that could be obtained from unaffiliated third parties. Current rental payments are $37,794 per month and are subject to annual increases, not to exceed 7 percent, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 2009, the Company made aggregate payments under the lease in the amount of $453,524. As of April 30, 2009, the aggregate remaining lease payments due under this lease until its expiration, assuming no future Consumer Price Index adjustments, were $870,487.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed the Company’s unaudited quarterly financial statements and the audited annual financial statements for the fiscal year ended April 30, 2009, with management and KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing its opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and the effectiveness of the Company’s internal control over financial reporting. The Committee has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61 “Communications with Audit Committees,” as amended, as adopted by the PCAOB in Rule 3200T. In addition, the Committee has discussed with KPMG LLP the firm’s independence from management and the Company, including matters in the written disclosures and letter from KPMG LLP to the Committee required by Public Company Accounting Oversight Board.

The Committee discussed and approved the audit scopes and plans of the Company’s internal auditor and KPMG LLP for their respective audits. The Committee met with the Company’s internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the audited financial statements as of and for the year ended April 30, 2009, be included in the Company’s Annual Report on Form 10-K. The Committee has selected KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2010 and the Board of Directors has submitted the selection of KPMG LLP for ratification by the shareholders at the Annual Meeting.

Carol B. Moerdyk , Chairperson
G. Thomas McKane
Kent J. Hussey
James G. Davis, Jr.

Independent Auditor Fee Information

Fees for professional services provided by KPMG LLP, the Company’s independent registered public accounting firm, in each of the last two fiscal years, in each of the following categories are:

	2009	2008
Audit Fees	$500,000	$475,000
Audit-Related Fees	44,500	37,500
Tax Fees	4,750	5,000
All Other Fees	0	0

Total	$549,250	$517,500

Audit Fees include fees associated with the annual audit of the Company’s financial statements, and internal control over financial reporting, as well as reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Audit-Related Fees are incurred for employee benefit plan financial statement audits.

Tax Fees include fees pertaining to tax compliance.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed for the Company by any independent registered public accounting firm. The policy permits the Audit Committee to pre-approve specifically defined audit and non-audit services. Unless a specific service has been pre-approved with respect to that year, the Audit Committee must approve each permitted service before KPMG LLP or another independent registered public accounting firm is engaged. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports those approvals to the Committee at its next scheduled meeting. During fiscal year 2009, all audit fees, audit-related fees, tax fees, and other fees were pre-approved or approved in advance by the Audit Committee.

ITEM 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2010, and the Board of Directors has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the selection of the independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Company’s Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in the manner as they deem proper.

At this time, Management does not know of any other business that will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2010 ANNUAL MEETING

The Company plans to hold its 2010 Annual Meeting in August 2010. The Company’s bylaws provide that for business to be properly brought before the Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2010 Annual Meeting, the notice must be received no later than April 29, 2010. The shareholder’s notice must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

•	the class and number of shares of stock of the Company beneficially owned by the shareholder

•

a representation that the shareholder is a shareholder of record at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

•	any interest that the shareholder may have in such business.

The chairman of the Annual Meeting may dismiss any business that a shareholder attempts to bring before an annual meeting without complying with these procedures.

If the Company does not receive notice at its principal offices on or before May 17, 2010 of a shareholder proposal for consideration at the 2010 Annual Meeting, the proxies named by the Company’s Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

The procedures for nominating a director candidate for consideration by the Nominating and Governance Committee for the 2010 Annual Meeting are discussed under “Procedures for Shareholder Recommendations of Director Nominees” on page 7.

A proposal that any shareholder desires to have included in the Company’s proxy statement of the 2010 Annual Meeting of shareholders must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals and be received by the Company no later than March 3, 2010. The notice requirements for bringing business before the 2010 annual Meeting will be deemed satisfied by a shareholder if the shareholder complies with the SEC’s rules regarding shareholder proposals and that shareholder’s proposal is included in the Company’s proxy statement for the Annual Meeting.

By Order of the Board of Directors

Jonathan H. Wolk
Secretary

July 1, 2009

☒	PLEASE MARK VOTES	REVOCABLE PROXY AMERICAN WOODMARK CORPORATION
AS IN THIS EXAMPLE

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 27, 2009 AT 9:00 A.M., AT THE HOLIDAY INN, 333 FRONT ROYAL PIKE, WINCHESTER, VIRGINIA

The undersigned hereby appoints Martha M. Dally and James G. Davis, Jr. (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 19, 2009, at the annual meeting of shareholders to be held on August 27, 2009 at 9:00 a.m., at The Holiday Inn, 333 Front Royal Pike, Winchester, Virginia, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

AMERICAN WOODMARK CORPORATION

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

1.	To elect as directors the eight nominees listed in the attached proxy statement to serve a one-year term on the Company’s Board of Directors (except as marked to the contrary below):	For	Against	Abstain

	NOMINEES: William F. Brandt, Jr.	☐	☐	☐

	Andrew B. Cogan	☐	☐	☐

	Martha M. Dally	☐	☐	☐

	James G. Davis, Jr.	☐	☐	☐

	Kent B. Guichard	☐	☐	☐

	Daniel T. Hendrix	☐	☐	☐

	Kent J. Hussey	☐	☐	☐

	Carol B. Moerdyk	☐	☐	☐

2.	TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2010; and	☐	☐	☐

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to by Held on August 27, 2009.

The notice of annual meeting, proxy statement, and 2009 Annual Report to Shareholders are available at http://investor.shareholder.com/amwd/sec.cfm

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